                                                                    EXHIBIT 15.1

Sysco Corporation:

We are aware that Sysco Corporation has incorporated by reference into this Registration Statement on Form S-4 its Form 10-Q's for the quarters ended September 30, 2000 and December 30, 2000, which includes our reports dated November 10, 2000 and February 9, 2001, respectively, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, this report is not considered a part of the Registration Statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

Very Truly Yours,

ARTHUR ANDERSEN LLP

Houston, Texas
March 1, 2001